Exhibit 10.42
April 22, 2009
Mr. Raphael Benaroya
c/o Biltmore Capital Group LLC
365 West Passaic Street
Rochelle Park, New Jersey 07662-6563
Dear Raphael:
The Board of Directors is appreciative of the contributions you have made to the Company as Chairman of the Board, and desires that you expand your efforts on behalf of the Company.
1. Duties. It is expected that you will commit the time necessary to assist the Company in the development, review and implementation of strategic initiatives. It is not intended that you become involved in day-to-day operations, although it is contemplated that you will work with the Chief Executive Officer in developing and implementing these strategic initiatives.
2. Fees. As compensation for your expanded services, you will receive a fee of $35,000 per month. This fee shall be in lieu of your regular director’s and committee fees. The Company will continue to reimburse you for your reasonable out-of-pocket expenses upon the same terms as reimbursement is made to other directors of the Company. It is recognized that you will no longer be serving as a member of the Nominating and Governance Committee.
3. Term. This agreement may be terminated by the Company or by you on one week’s prior written notice. The fee payable to you pursuant to paragraph 2 for the month in which this agreement is terminated shall be a pro rata fee based on the number of days in the month prior to which the written notice becomes effective.
4. Employment Status. You shall continue in the status of an independent contractor of the Company. You shall not be an employee and shall not be eligible to participate in the Company’s employee benefit plans except to the extent that non-employee directors are expressly authorized to participate therein.
5. Amendment. This agreement may not be amended except by a written agreement entered into by each of you and the Company.
6. Governing Law. This agreement shall be governed by the laws of New Jersey.

If the foregoing is in accordance with you understanding of our agreement, please sign and return one copy of this letter to me.

Sincerely,
/s/ Fred Horowitz
Fred Horowitz
Chairman, Compensation Committee of the Board of Directors

Acknowledged and Agreed
this 22nd day of April, 2009
/s/ Raphael Benaroya
Raphael Benaroya
Chairman of the Board

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